Exhibit 5.1

June 11, 2026

D Boral Capital LLC

590 Madison Avenue, 28th Floor

New York, New York 10022

Alyeska Master Fund, L.P.

Jason A. Bragg, Chief Financial Officer

77 West Wacker Drive, 7th Floor

Chicago, IL 60601

Re:	CORE AI Holdings, Inc. – Registration Statement on Form F-3 (File No. 333-291487)

We act as Canadian counsel to CORE AI Holdings, Inc., a British Columbia corporation (the “Company”), in connection with the sale and issuance (the “Offering”) of up to $5.4 million of the (i) Company’s common shares in shares of the Company’s common stock (the “Shares”) and (ii) pre-funded warrants (the “PFWs”) in lieu of Shares (together with the Shares, collectively, the “Securities”) pursuant to a Securities Purchase Agreement dated June 10, 2026, by and between the Company and each purchaser identified therein (the “Purchase Agreement”), pursuant to an effective shelf registration statement on Form F-3 (File No. 333-291487) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the related prospectus dated November 13, 2025 (the “Base Prospectus”), and declared effective by the Commission on November 21, 2025, as supplemented by the prospectus supplement dated June 11, 2026, (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have reviewed and relied upon the Registration Statement, the Prospectus, the Company’s Notice of Articles, the Company’s Articles, records of the Company’s corporate proceedings in connection with the Offering, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed: (i) the authenticity of all records, documents, and instruments submitted to us as originals; (ii) the genuineness of all signatures on all agreements, instruments and other documents submitted to us; (iii) the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments or other documents submitted to us; (iv) the authenticity and the conformity to the originals of all records, documents, and instruments submitted to us as copies; (v) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for purposes of this opinion are true and correct; and (vi) the due authorization, execution and delivery of all agreements, instruments and other documents by all parties thereto (other than the due authorization, execution and delivery of each such agreement, instrument and document by the Company). We have also obtained from officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

888.476.5291

www.corpcounsel.ca

CC Corporate Counsel Professional Corporation

37 Jacob Keffer Parkway, Suite 301, Vaughan, Ontario, L4K 5N8

Our opinion is limited to the law of Canada and the Province of British Columbia, including all applicable provisions of the British Columbia Business Corporations Act. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company. In particular, we express no opinion as to United States federal securities laws. We are not rendering any opinion as to compliance with any provincial, federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof. This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Securities have been duly and validly authorized by the directors of the Company.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be filed by the Company on or about the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours very truly,

/signed/ CC Corporate Counsel Professional Corporation